SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

UNITED HERITAGE CORPORATION
Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED HERITAGE CORPORATION
Suite 200, One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206
Telephone (214) 800-2663

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The annual meeting of the shareholders of United Heritage Corporation will be held on Friday, March 28, 2008 at 10:00 a.m. (local time) at the company’s corporate office located at Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206 for the following purposes:

•	to elect the five persons listed in the proxy statement that accompanies this notice to serve as our directors;
•	to ratify the appointment of Weaver and Tidwell, L.L.P., or such other independent registered public accounting firm appointed by the audit committee of the board of directors prior to the meeting, as our independent auditors for the fiscal year ending March 31, 2008; and
•	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on February 19, 2008 will be entitled to notice of and to vote at the annual meeting and at any continuation or adjournment thereof.

All shareholders are cordially invited to attend the annual meeting in person. Your vote is important. Please return the enclosed proxy as promptly as possible, whether or not you plan to attend the annual meeting. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies and will assist in ensuring that a quorum is present or represented. Even though you return your proxy, you may nevertheless attend the annual meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached proxy statement.

By Order of the Board of Directors

/s/ Joseph F. Langston Jr.

Joseph F. Langston Jr., Secretary

Dallas, Texas
February 28, 2008

i

UNITED HERITAGE CORPORATION
Suite 200, One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206
Telephone (214) 800-2663

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 28, 2008

VOTING AND PROXY INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of United Heritage Corporation, a Utah corporation (referred to in this proxy statement as “we”, “our” “us” or the “company”) for use at our annual meeting of shareholders to be held at the company’s corporate office located at Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206 on, Friday, March 28, 2008, at 10:00 a.m. local time, and at any meeting following adjournment thereof. The notice of annual meeting, this proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 7, 2008.

Revocability of Proxy and Voting of Shares

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked before it is exercised by sending a written revocation or a duly executed proxy bearing a later date to our principal executive offices located at Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206. The proxy may also be revoked by attending the meeting and voting in person.

Record Date, Voting Rights, Outstanding Shares and Controlled Company Status

The board of directors has fixed February 19, 2008 as the record date for determining holders of our common stock, $0.001 par value per share, who are entitled to vote at the meeting. As of the record date, we had 7,246,850 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the meeting. A majority of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum at the meeting. If a quorum exists, action on a matter (including the election of directors) is approved if a majority of the votes in attendance at the meeting are cast in favor of the action. Cumulative voting is not permitted. Unless otherwise marked or indicated on the proxy, the shares will be voted “FOR” the election of the five director-nominees named on the proxy and “FOR” the approval of the remaining proposal. Proxies cannot be voted for a greater number of persons than the number of director-nominees named. We currently know of no other matters to be considered at the annual meeting of shareholders. If, however, any other matters come before the annual meeting of shareholders, or any adjournment or adjournments thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of election in conjunction with information received from our transfer agent. The inspector of election will also determine whether or not a quorum is present.

Shares which abstain from voting as to the proposals, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to the proposals (“broker non-votes”), will be counted for purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposals has been obtained, but will have the effect of reducing the number of affirmative votes required to achieve the majority vote on the proposals.

We are a “controlled company” as that term is defined by section 4350(c)(5) of the Nasdaq Marketplace Rules. A controlled company is a company of which more than 50% of the voting power is held by an individual, a group or another company. Approximately 53.7% of our outstanding common stock is owned by Blackwood Ventures LLC. Blackwood Ventures LLC has indicated to us that it intends to vote for the director-nominees and the remaining proposal. Based on the indication we have received by Blackwood Ventures LLC, we anticipate that the proposals discussed in this proxy statement will be approved.

Solicitation

We are soliciting your proxy. The cost of this solicitation, including expenses in connection with preparing and mailing this proxy statement, will be borne by us. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

No Rights of Appraisal

Shareholders do not have the right to dissent or to seek appraisal of their shares of common stock in conjunction with any of the proposals to be voted on.

Change of Control

On September 26, 2007 Mr. Walter G. Mize, formerly our largest shareholder, entered into a Restated Stock Sale Agreement which was effective as of September 18, 2007 with Blackwood Ventures LLC (“Blackwood”), a Delaware limited liability company, pursuant to which Blackwood purchased from Mr. Mize (i) 3,759,999 shares of our common stock, (ii) a warrant for the purchase of 953,333 shares of our common stock at an exercise price of $3.15 per share, (iii) a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $3.36 per share, and (iv) a warrant for the purchase of 953,333 shares of our common stock at an exercise price of $3.75 per share. The purchase price for the securities was $5,017,000. As a result of this transaction, Blackwood now owns approximately 53.7% of our voting securities. Blackwood purchased the securities by transferring to Mr. Mize $375,000 in cash and two promissory notes, one in the face amount of $3,767,000 and the second in the face amount of $875,000. The funds transferred to Mr. Mize from Blackwood to purchase the securities were Blackwood’s personal funds. The members of Blackwood are Blackwood Capital Ltd., Saddle River Associates, Inc., DK True Energy Development Ltd., Rabbi Tzvi Eichen, World-Link Partners and Avi Masliansky. The managing members of Blackwood are Blackwood Capital Limited, Mr. Walter Reissman and Dr. David Kahn. Dr. Kahn controls DK True Energy Development Ltd. Blackwood Capital Ltd. is owned by a family trust the beneficiaries of which are the members of the Taylor-Kimmins family and is managed by Mr. Andrew Taylor-Kimmins. Blackwood Capital Ltd. has entered into a Consulting Agreement with United Heritage Corporation and, in the past, was a consultant to Lothian Oil Inc. Other than the foregoing, neither Blackwood nor any of its affiliates has, or had within the past two years, a prior relationship with United Heritage Corporation, our affiliates, Lothian Oil Inc. or its affiliates.

Non-Compliance with Nasdaq Rules

On July 19, 2007 we received a letter from the Nasdaq Stock Market (“Nasdaq”) which indicated that we did not comply with Marketplace Rule 4310(c)(3) which requires us to have a minimum of $2,500,000 in shareholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

We had until August 3, 2007 to provide Nasdaq with a specific plan to achieve and sustain compliance with The Nasdaq Capital Market Listing Requirements. We submitted a plan on August 2, 2007 and Nasdaq granted us an extension of time to regain compliance. We were required to evidence compliance on the filing of our next periodic report or be subject to delisting.

On November 14, 2007 we filed our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, which showed that we were not in compliance with Marketplace Rule 4310(c)(3).

On November 30, 2007 we received a letter from Nasdaq noting our failure to regain compliance by September 30, 2007 and indicating that trading of our common stock was to be suspended at the opening of business on December 11, 2007 unless we appealed the determination. We appealed the determination and a hearing took place on January 17, 2008. We have not yet been advised by the hearing panel of their decision. As of December 31, 2007, as reported in our Quarterly Report on Form 10-QSB for the quarter then ended, our shareholders’ equity amount complies with Marketplace Rule 4310(c)(3) and we believe that we now have the capacity to maintain compliance with this requirement.

On January 31, 2008 we received a letter from Nasdaq indicating that, for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). According to the letter, we have until July 29, 2008 to regain compliance.

If we cannot demonstrate compliance by July 29, 2008, Nasdaq staff will determine whether we meet The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If we meet the initial listing criteria, we will be granted an additional 180 calendar day compliance period. If we are not eligible for an additional compliance period, our securities will be delisted. We may appeal this determination. As noted above, we are awaiting a decision by the hearing panel on our appeal of the decision by Nasdaq staff to de-list our common stock. If we are successful in our appeal, we believe that we will be in compliance with all the initial listing criteria set forth in Marketplace Rule 4310(c) with the exception of the bid price requirement. We believe, although we cannot guarantee, that during the next 12 months our operating results should improve and that this improvement may generate interest in our common stock, which may have an appreciative effect on our stock price.

We do not believe that any of the proposals we are presenting in this proxy statement will affect our ability to achieve compliance with Marketplace Rule 4310(c)(4).

Delivery of Documents to Shareholders Sharing an Address

We will only deliver one proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

United Heritage Corporation
Attn: Corporate Secretary
Suite 200, One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206
Telephone No.: (214) 800-2663

PROPOSALS

Proposal 1 — To Elect Five Directors

Our bylaws provide that the board of directors shall be comprised of not less than three nor more than eleven members, and that each director shall be elected to serve until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify. Any vacancies on the board may be filled by a majority vote of the board and any director so elected shall hold office for the unexpired term of his or her predecessor or until the next election of directors by our shareholders.

The names of the nominees for directors and biographical information about them appears below. All of the nominees are currently directors of the company. All of the nominees have consented to serve if elected. If for any unforeseen reason a nominee is unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the board. The board, however, has no reason to anticipate that any of the nominees will not be able to serve, if elected.

Paul D. Watson

Chief Executive Officer and Chairman of the board of directors
Director since November 2007
Age 56

Mr. Watson was appointed to our board of directors and as our chief operating officer on November 27, 2007. On January 14, 2008, Mr. Watson relinquished his position as chief operating officer and was appointed as our chief executive officer and as chairman of the board of directors. Mr. Watson provides services to us on a full time basis, although he devotes approximately one hour per month to Applewood Energy, Inc., a personal services corporation of which he is the president and sole shareholder.

Mr. Watson is an oil and gas consultant, developer, acquirer and financier with 34 years experience at public and private natural resources and energy companies worldwide. From May 2004 through October 2007 he was the vice president of exploration and a member of the board of directors at Energy 51 Ltd./Watch Resources Ltd., a Canadian energy corporation. Prior to joining Energy 51 Ltd./Watch Resources Ltd., Mr. Watson was the vice president of exploration at Trafina Energy from July 2000 to May 2004. Mr. Watson has also served as a consultant to numerous energy companies, including Kelman Technologies, Inc., of which he is a director, Reliance Engineering Group, Inc. and Reflect Technology, Inc. Mr. Watson began his career as a junior geologist in 1973 after earning his Bachelor of Science degree in geology at the University of Alberta, Edmonton, Alberta, Canada.

Joseph F. Langston Jr.

President, Chief Financial Officer, Secretary and director
Director since October 2007
Age 56

Mr. Langston was appointed to our board of directors and as our interim chief executive officer, interim president and chief financial officer on October 8, 2007. On January 14, 2008, Mr. Langston relinquished his position as interim chief executive officer and was appointed as our president, secretary and, again, as our chief financial officer. Mr. Langston provides approximately 30 hours per week in services to us.

From 1995 through the present, Mr. Langston has been the founder and executive officer of Langston Investments, Inc. based in Dallas Texas. Langston Investments, Inc. specializes in private investment banking for mid-sized companies. From 1989 through 1995, Mr. Langston was the vice-president of finance of Search Exploration, Inc., a public company that developed oil and gas prospects in Texas and the Louisiana gulf coast region. Search Exploration, Inc. merged with Harken Energy Corporation in May 1995. From 1977 through 1982 Mr. Langston was chief financial officer of Trans-Western Exploration, Inc., a company he helped found. During that period he raised funds from United States and European institutions for oil and gas exploration. Mr. Langston received his Bachelor of Business Administration degree in accounting and finance from the University of Texas at Arlington in 1974 and became a certified public accountant in 1978. Mr. Langston also serves on the boards of directors of Platina Energy Group, Inc., a publicly traded corporation, and Buccaneer Energy Corp., a private company.

Franz A. Skryanz

Director since May 2007
Age 70

Mr. Skryanz was appointed to our board of directors and to the audit committee on May 16, 2007.

Mr. Skryanz was a director of Xethanol Corporation, a publicly traded company, from August 2000 until his resignation in October 2006. He was appointed as Xethanol Corporation’s secretary and treasurer in February 2005 and continues in these positions. From 2000 to late 2002 Mr. Skryanz also consulted with London Manhattan Securities, Inc. assisting in the development of international projects and managing accounting and administration of that company. Mr. Skryanz has also provided financial management, corporate secretary and treasurer services to early-stage entrepreneurial companies. Prior to joining Xethanol, he served as treasurer and secretary of NETdigest.com, Inc., chief financial officer of Cam Designs, Inc. and chief financial officer and treasurer of Nyros Telecom Services, Inc., a privately-held company with telecom ventures in Russia. Mr. Skryanz holds a Masters of Business Administration degree from the University of Vienna, Austria and was an exchange student at Cambridge University, England and the University of Valencia, Spain.

Theodore D. Williams

Director since October 2007
Age 37

Mr. Williams was appointed to our board of directors and as a member of the audit committee on October 8, 2007.

In August 2003 Mr. Williams co-founded, and since September 2003 Mr. Williams has been the managing partner of, Point Capital Partners, LLC. Point Capital Partners, LLC, located in Chatham, New Jersey, is a private merchant bank focused on principal investments in the healthcare, energy and information technology industries. From February 2003 to August 2003, Mr. Williams was vice president of healthcare investment banking at Morgan Joseph & Co. Inc. From May 2000 to November 2002, Mr. Williams was a senior associate of healthcare investment banking with Thomas Weisel Partners LLC. Mr. Williams graduated from the United States Military Academy in West Point, New York and served in the United States Army from April 1995 through February 1997. Mr. Williams is a director of Lothian Oil Inc.

Paul K. Hickey

Director since October 2007
Age 75

Mr. Hickey was appointed to our board of directors and as a member of the audit committee on October 8, 2007.

Since March 1971, Mr. Hickey has been the President of P.K. Hickey & Co., Inc., a privately held investment banking firm based in New York City. Mr. Hickey is currently a member of the board of directors of five private corporations.

No family relationships exist among our executive officers and directors. With the exception of Messrs. Langston and Watson, all of the members of our board of directors are independent, as that term is defined in section (a)15 of Rule 4200 of the Nasdaq Marketplace Rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ABOVE-NAMED INDIVIDUALS TO SERVE AS DIRECTORS.

Proposal 2 — To Approve the Appointment of Independent Auditors

The shareholders, the board of directors has selected the firm of Weaver and Tidwell, L.L.P. (or such other independent registered public accounting firm that may be appointed by our audit committee) as our independent auditors for its fiscal year ending March 31, 2008.

A representative of Weaver and Tidwell, L.L.P. will be present at the annual meeting of shareholders, will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The following table sets forth fees billed to us by Weaver and Tidwell, L.L.P. during the fiscal years ended March 31, 2007 and March 31, 2006 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered. The fees included in the category “all other fees” for services rendered to us during the fiscal year ended March 31, 2006 were incurred for review and consultation services relating to transactions we entered into with Lothian Oil Inc., formerly our largest shareholder.

		March 31, 2007	March 31, 2006
(i)	Audit Fees	$68,785	$43,000
(ii)	Audit Related Fees	$3,500	$0
(iii)	Tax Fees	$6,278	$4,875
(iv)	All Other Fees	$0	$1,500

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership on February 19, 2008 of shares of our common stock by all five percent shareholders, executive officers and directors.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws. As of February 19, 2008, there were 7,246,850 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)
Blackwood Ventures LLC 230 Park Avenue, 10th Floor New York, New York 10169	6,794,665	(2)	66.9%
Paul D. Watson, chief executive officer and director	0	(3)
Joseph F. Langston Jr., president, chief financial officer and director	45,000	(4)	*
All officers and directors as a group (5 persons)	45,000		*

*	Less than 1%.
(1)	Based on 7,246,850 shares of common stock issued and outstanding as of February 19, 2008.
(2)	Blackwood Ventures LLC owns 3,887,999 shares of our common stock and warrants that allow it to purchase a total of 2,906,666 shares of common stock. The warrants were acquired from Mr. Walter G. Mize, who acquired them from Lothian Oil Inc. The warrants were issued on October 7, 2005, are immediately exercisable and have five year terms. This number also includes 128,000 shares of common stock issued to Blackwood Ventures LLC as a result of its agreement to accept units comprised of 128,000 shares of common stock and a warrant to purchase 209,012 shares of common stock at an exercise price of $1.40 per share in exchange for debt totaling $96,000. This number does not include the warrant included in the units or an additional 48,750 shares of common stock and a warrant to purchase 36,563 shares of common stock at an exercise price of 1.40 per share in exchange for debt totaling $39,000. These securities have not yet been issued because the issuance requires the approval of our shareholders.
(3)	In November 2007 we entered into a Consulting Agreement with Applewood Energy, Inc., an entity controlled by Mr. Watson. Pursuant to that agreement, we agreed to issue to Applewood Energy, Inc. shares of our common stock having a value of $60,000. We have not yet issued these shares.
(4)	In October 2007 Mr. Langston agreed to be interim president and director for $7,500 per month, payable $2,500 in cash and the balance in common stock at an agreed-upon value of $0.75 per share. We are required to issue 20,000 shares of our common stock to Mr. Langston in exchange for the services he rendered pursuant to this agreement, although the shares have not yet been issued. As of January 1, 2008, Mr. Langston agreed to be president, chief financial officer and a director in exchange for the compensation described on page 10 of this proxy statement in the section titled “Certain Relationships and Related Transactions”. None of the compensation to be paid with common stock or warrants has yet been paid. The 45,000 shares included in the table above were purchased in the market by Mr. Langston. 17,000 shares were purchased for his adult child and 28,000 shares were purchased for a retirement account. Mr. Langston disclaims ownership in the securities purchased for his child.

COMPENSATION OF DIRECTORS

During the fiscal year ended March 31, 2007 no compensation was paid to directors for their service on the board of directors.

We do not have a standard or other arrangement pursuant to which directors are compensated for services provided as a director.

IDENTIFICATION OF EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Executive Officers

Paul D. Watson, Chief Executive Officer, Chairman of the Board of Directors

See discussion of business experience included in the discussion of proposal 1 on page 4.

Joseph F. Langston Jr., President, Chief Financial Officer and Secretary

See discussion of business experience included in the discussion of proposal 1 on page 4.

Significant Employees

In addition to our executive officers and directors, we value and rely upon the services of the following significant employee in the support of our business and operations.

Geoffrey W. Beatson, Vice President of Engineering and Production

Mr. Beatson, aged 48, has more than two decades’ experience in the oil and gas industry. From August 2005 to December 2007, Mr. Beatson was the vice president of engineering and operations at Energy 51/Watch Resources Ltd. where he developed innovative techniques to produce heavy oil and presented his findings at the Lloydminster heavy oil conference in 2007. Prior to accepting the position at Energy 51/Watch Resources Ltd., Mr. Beatson was the vice president of engineering with Bunker Energy, Inc. where, between December 2003 and August 2005, he performed reservoir studies, production optimization, drilling and completion program design and implementation. From 1996 to December 2003, Mr. Beatson was the British Columbia team leader, then chief reservoir engineer then director of engineering and economics, at Encal Energy Ltd. From November 1994 until December 1995, Mr. Beatson was the senior business development engineer at Anderson Exploration Ltd., where he evaluated potential properties and corporate acquisition targets. Mr. Beatson earned his A.P.E.G.G.A. Management Development Certificate, his Certified Administrative Manager Certificate and his Bachelor of Science degree in mechanical engineering at the University of Calgary, Alberta in 1983.

SUMMARY OF EXECUTIVE COMPENSATION

During the fiscal year ended March 31, 2007, neither we nor our subsidiaries paid any compensation to our chief executive officer, and no executive officer received compensation in excess of $100,000. During the fiscal year ended March 31, 2007, we had no employment agreements with our executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonquali-fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Wilson, Chief Executive Officer and President(1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kenneth Levy, Chief Financial Officer and Secretary(1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	On December 19, 2005 Mr. Levy was appointed as our chief financial officer and secretary and on December 28, 2005 Mr. Wilson was appointed as our president and chief financial officer. Each of them served until October 8, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Scott Wilson, Chief Executive Officer and President	500,000	(1)	-0-	-0-	$1.05	1/3/2011	N/A	N/A	N/A	N/A

(1)	The unvested portion of this option vested on October 8, 2007, the date that Mr. Wilson’s employment terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

With the exception of Messrs. Joseph F. Langston Jr. and Paul D. Watson, the members of our board of directors and the members of the audit committee are independent, as that term is defined in section (a)15 of Rule 4200 of the Nasdaq Marketplace Rules.

On October 7, 2005, Lothian Oil Inc., formerly our largest shareholder, entered into a Securities Purchase Agreement with us. Pursuant to this agreement, Lothian purchased 1,093,333 shares of our common stock and warrants to purchase an additional 2,906,666 shares of common stock for an aggregate purchase price of $3,444,000, or $3.15 per share, in cash. The warrants have a term of five years and were issued as follows: (i) a warrant for the purchase of 953,333 shares with an exercise price of $3.15 per share; (ii) a warrant for the purchase of 1,000,000 shares with an exercise price of $3.36. per share; and (iii) a warrant for the purchase of 953,333 shares with an exercise price of $3.75 per share.

Proceeds from the sale of the securities were used to repay a line of credit made to us by Almac Financial Corporation, a corporation wholly-owned by Mr. Walter G. Mize, our former chief executive officer, president and chairman of our board of directors.

As part of the Agreement, Lothian entered into a series of agreements with us, including Development and Exploration Agreements relative to certain properties belonging to our subsidiaries, UHC Petroleum Corporation and UHC New Mexico Corporation, documents titled Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement, which created an assignment and assumption interest relative to a portion of our working interest in those properties, promissory notes in the amount of $4,000,000 (later increased to $8,000,000) and $2,500,000 and a Credit Agreement and Secured Credit Agreement, setting forth the terms of the loans.

On October 7, 2005 Lothian also entered into a Securities Purchase Agreement with certain of our shareholders, including Mr. Mize. Mr. Mize, together with six other shareholders, sold a total of 2,666,665 shares of common stock to Lothian. (Together, Mr. Mize and the other selling shareholders are referred to in this discussion as the “Selling Shareholders”.) Lothian paid an aggregate purchase price of $10,651,000 or $3.99 per share for the common stock. On the date of the sale, Mr. Mize owned a total of 1,709,863 shares of common stock, of which 1,693,530 shares were sold. Mr. Mize retained 16,333 issued and outstanding shares of common stock as well as an option to purchase 333,333 shares of common stock at a price of $1.50 per share. If not exercised, this option will expire on March 31, 2009.

Lothian paid the purchase price to the Selling Shareholders with a promissory note dated October 7, 2005 (the “Acquisition Date”). The promissory note accrued interest at the prime rate plus 1%. The promissory note was to be paid in installments. The first installment of $3,500,000 was paid on December 20, 2005, the second installment of $2,383,666 was paid on October 7, 2006, the third installment of $2,383,666 was due and payable on the second anniversary of the Acquisition Date and the promissory note was to mature and an installment equal to the remaining unpaid principal amount and all accrued but unpaid interest was to be due and payable on the third anniversary of the Acquisition Date.

On February 22, 2006, Lothian executed an amendment to the promissory note whereby it agreed to pay $1,000,000 of the principal amount on or before June 30, 2006.

To secure payment of the purchase price, on October 7, 2005 Lothian executed a Stock Pledge Agreement in favor of the Selling Shareholders. As the anniversary installments required by the promissory note were paid, 933,333 shares, 577,777 shares and 1,155,555 shares of common stock, respectively, were to be released.

On November 3, 2006, Mr. Mize loaned $1,000,000 (the “Interim Loan”) to Lothian. The loan was allegedly secured by the guarantees of, among others, Messrs. Bruce Ransom and Kenneth Levy, who were directors. According to its terms, a default of the Interim Loan resulted in a default of the promissory note issued to the Selling Shareholders. The Interim Loan was not repaid by Lothian within the terms of the agreement, and Mr. Mize declared the Interim Loan and the promissory note issued to the Selling Shareholders in default and therefore due and payable.

On April 20, 2007 our board of directors approved two stock option agreements for C. Scott Wilson, our former chief executive officer. The agreements memorialized grants of stock options that had been approved for Mr. Wilson on July 12, 2006, but were never otherwise documented. The option grants were reported on a Form 4 filed by Mr. Wilson on July 12, 2006 and as otherwise required in our reports. The agreements have an effective date of January 3, 2006. One agreement documented the grant of an option to purchase 433,333 shares of our common stock from our 2000 Stock Option Plan and the second agreement documented the grant of an option to purchase 66,667 shares of our common stock from our 1998 Stock Option Plan. The options will expire on January 3, 2011. The exercise price is $1.05 per share. The right to purchase one-third of the shares of common stock vested on January 3, 2006, the right to purchase one-third of the shares vested on the first anniversary on that date and the right to purchase one-third of the shares was to vest on the second anniversary of that date. Upon the termination of Mr. Wilson’s employment as an officer (and specifically as chief executive officer) on October 8, 2007, the unvested portion of the options immediately vested. The options continue to be exercisable by Mr. Wilson on the terms set forth therein until the expiration date.

On June 27, 2005 we received a commitment for an increase in the amount of $2.5 million to the line of credit provided to us by Almac Financial Corporation, a corporation controlled by Mr. Mize. On the date of the commitment, our line of credit with Almac Financial Corporation was $4 million. Of that amount, we had drawn $2,946,192.71 against the line of credit as of June 27, 2005. The line of credit was secured by substantially all of our assets and those of our subsidiaries. We believe that this line of credit was on terms at least as favorable to us as terms we could have obtained from an unrelated lender. The line of credit was paid in full and terminated, as described above.

During the 2006 fiscal year, we received the use of office space and equipment from Mr. Mize without charge. Mr. Mize was under no obligation to provide the use of the office space or equipment to us.

On February 22, 2006 we relocated our corporate headquarters to 405 North Marienfeld, Suite 200, Midland, Texas 79701. This facility consisted of approximately 2,070 square feet together with secretarial and other services. The rent was $2,500 per month. We subleased the facility from Shamrock Equipment Company, Inc., which was controlled by Mr. Thomas Kelly, one of our former directors.

On October 30, 2006 we relocated our corporate headquarters to 200 North Lorraine, Suite 400, Midland, Texas 79701. This facility was provided to us by Lothian. The rent paid for the suite was $365 per month.

On July 31, 2007 we entered into an agreement with Lothian titled “Agreement to Settle Intercompany Debt and Other Claims” (the “Lothian Agreement”). The Lothian Agreement was dated July 26, 2007. Pursuant to the terms of the Lothian Agreement, Lothian forgave $1,800,000 that it asserted we owed to it. In exchange for the debt forgiveness, we agreed to deliver to Lothian any funds in excess of $100,000 that we receive from Cano Petroleum, Inc. in connection with the sale of the assets of UHC New Mexico Corporation. We do not anticipate that we will receive any additional funds from Cano Petroleum, Inc. as a result of the asset sale.

The Lothian Agreement was conditioned upon the execution of a Settlement Agreement between Lothian and Mr. Mize (the “Mize Agreement”). The Mize Agreement was also dated July 26, 2007 and was effective on July 31, 2007. Pursuant to the terms of the Mize Agreement, in exchange for a payment of $250,000 from Mr. Mize to Lothian and forgiveness by Mr. Mize of debt totaling $5,318,149.18, Lothian transferred to Mr. Mize all of its United Heritage common stock and warrants.

The Lothian Agreement and the Mize Agreement were subject to the approval of the bankruptcy court overseeing the bankruptcy of Lothian. The court approved the Lothian Agreement and the Mize Agreement on July 31, 2007.

On September 26, 2007 Mr. Mize entered into a Restated Stock Sale Agreement which was effective as of September 18, 2007 with Blackwood Ventures LLC (“Blackwood”), a Delaware limited liability company, pursuant to which Blackwood purchased from Mr. Mize (i) 3,759,999 shares of our common stock, (ii) a warrant for the purchase of 953,333 shares of our common stock at an exercise price of $3.15 per share, (iii) a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $3.36 per share, and (iv) a warrant for the purchase of 953,333 shares of our common stock at an exercise price of $3.75 per share. The purchase price for the securities was $5,017,000. As a result of this transaction, Blackwood now owns approximately 53.7% of our outstanding voting securities. Blackwood purchased the securities by transferring to Mr. Mize $375,000 in cash and two promissory notes, one in the face amount of $3,767,000 and the second in the face amount of $875,000. The funds transferred to Mr. Mize from Blackwood to purchase the securities were Blackwood’s personal funds.

On October 8, 2007 Mr. Joseph F. Langston Jr. was appointed as our interim chief executive officer, interim president and our chief financial officer. As an inducement to having Mr. Langston provide his services as an interim officer to us, we agreed to issue shares of our common stock to him and to pay him $2,500 in cash per month. For the period from October 2007 through December 2007, we paid Mr. Langston a total of $7,500 in cash and we are required to issue 20,000 shares of common stock to him. As of January 15, 2008, Mr. Langston agreed to accept the positions of president, chief financial officer and secretary for which we will pay him an annual salary of $60,000. We may pay this amount in cash or in shares of our common stock, at our discretion. We will also issue 80,000 shares of our common stock to Mr. Langston as an inducement to sign an employment agreement. The term of his employment will be one year. If we renew Mr. Langston’s employment after the initial term ends, we will issue to him shares of common stock equal to 100% of his annual salary. We have also agreed to issue options to Mr. Langston as follows: (i) an option to purchase 300,000 shares of our common stock at a purchase price of $1.50 per share will vest upon completion of a financing in excess of $1 million; (ii) an option to purchase 300,000 shares of our common stock at a purchase price of $2.00 per share will vest upon our announcement that we will move forward with a development program based on the results of the pilot program undertaken in the Wardlaw field; (iii) an option to purchase 300,000 shares of common stock at a purchase price of $2.00 per share will vest when our average production over a 30 day period reaches 1,000 barrels of oil equivalent per day; (iv) an option to purchase 300,000 shares of common stock at a purchase price of $2.50 per share will vest when our average production over a 30 day period reaches 2,000 barrels of oil equivalent per day; and (v) an option to purchase 300,000 shares of common stock at a purchase price of $3.00 per share will vest when our average production over a 30 day period reaches 3,000 barrels of oil equivalent per day. The value of the options granted to Mr. Langston is $297,000. The value was computed using the Black Scholes Option Pricing Model using the following assumptions: market price of $0.82; strike price from $1.50 to $3.00; risk free rate between 3.05% and 2.53%; no dividend rate; an expected term of five months to 24.5 months; and a volatility rate of 148.1% to 93.6%.

On November 27, 2007 we entered into a consulting agreement with DK True Energy Development Ltd. DK True Energy Development Ltd. is a member of Blackwood Ventures LLC, our largest shareholder. DK True Energy Development Ltd. will provide services to us which include, but are not limited to, reservoir analysis and geological and engineering expertise. DK True Energy Development Ltd. is a company controlled by Dr. David Kahn. Dr. Kahn is a reservoir engineer with 20 years experience in heavy oil projects with Texaco and Baker Hughes and, more recently, was a principal in development stage heavy oil companies that engaged in merger and acquisition transactions with Megawest Energy Inc. and Pearl Exploration and Production Ltd., a Canadian-based oil and gas company. In lieu of cash compensation, DK True Energy Development Ltd. has agreed to accept warrants to purchase up to a total of 5,250,000 shares of our common stock at an exercise price of $1.05 per share, exercisable after December 31, 2007 and only on a cashless basis. The warrants have a term of 5 years. The right to purchase 1,147,500 shares of our common stock will vest upon receipt of shareholder approval of the issuance of the warrants; the right to purchase 2,452,500 shares of common stock will vest when we announce that we are implementing a development program based on the results of a pilot program completed for the Wardlaw field; and the right to purchase 5,400,000 shares of our common stock will vest at the rate of 675,000 shares when we produce an average of 250 barrels of oil per day over 30 days (“bopd30av”), 500 bopd30av, 750 bopd30av, 1,000 bopd30av, 1,250 bopd30av, 1,500 bopd30av, 1750 bopd30av and 2,000 bopd30av. The warrant will be fully vested when production reaches 2,000 bopd30av. Notwithstanding the foregoing, the warrants will vest entirely upon a change of control transaction, including an agreement for the sale or disposition of more than 50% of our interest in the Wardlaw field.

Also on November 27, 2007 we entered into consulting agreements with Applewood Energy, Inc. and GWB Petroleum Consultants Ltd. By signing these agreements, we obtained the services of Mr. Paul D.

Watson as our chief operating officer and a director and Mr. Geoffrey W. Beatson as our vice president of engineering and development. The effective date of the agreements was November 1, 2007.

Pursuant to the Applewood Consulting Agreement, Applewood, which is a personal services corporation, agreed to provide to us the services of Mr. Paul D. Watson, its sole shareholder. We entered into this agreement with Applewood rather than with Mr. Watson individually at the request of Mr. Watson. Mr. Watson currently provides services to us as our chief executive officer and as the chairman of our board of directors. Mr. Watson’s biography appears at page 4 above.

As compensation for Mr. Watson’s services, we agreed to issue to Applewood shares of our common stock having a value of $60,000 and to pay cash compensation of $5,000 per month. We began paying the monthly cash compensation in December 2007. We have not yet issued the shares of common stock. The Applewood Consulting Agreement requires us to use the closing price of our common stock on the date the agreement was executed to compute the number of shares to be issued. On November 28, 2007 the closing price of our common stock was $1.84, therefore we are required to issue to Applewood 32,609 shares of our common stock. Upon completion of the first and second years of the Applewood Consulting Agreement and provided it is not terminated in accordance with its terms, we have agreed to pay Applewood a bonus equal to the amount of the annual compensation. The bonus will be paid with our common stock. Furthermore, upon the achievement of certain milestones related to the development of oil production on the Wardlaw field, Applewood will also receive a warrant to purchase a total of 1,600,000 shares of our common stock. The warrant will have a term of five years and will vest as follows: (i) the right to purchase 400,000 shares of common stock at an exercise price of $2.00 per share will vest upon completion of a successful pilot; (ii) the right to purchase 400,000 shares of common stock at an exercise price of $2.00 per share will vest when the 30 day average for production reaches 1,000 barrels of oil equivalent per day (“boe/d”); (iii) the right to purchase 400,000 shares of common stock at an exercise price of $2.50 per share will vest when the 30 day average for production reaches 2,000 boe/d; and (iv) the right to purchase 400,000 shares of common stock having an exercise price of $3.00 per share will vest when the 30 day average for production reaches 3,000 boe/d. The warrant was issued on December 31, 2007. The value of the warrant is $1,176,000. The value of the warrant was computed using the Black Scholes Option Pricing Model using the following assumptions: market price of $1.65; strike price from $2.00 to $3.00; risk free rate between 3.37% and 3.05%; no dividend rate; an expected term of nine months to 25 months; and a volatility rate of 148.1% to 93.6%.

Pursuant to the GWB Consulting Agreement, GWB, which is also a personal services corporation, agreed to provide to us the services of Mr. Geoffrey W. Beatson, its sole shareholder. We entered into this agreement with GWB rather than with Mr. Beatson individually at the request of Mr. Beatson. Mr. Beatson will provide services as our vice president of engineering and production. Mr. Beatson’s biography appears at page 8 above.

As compensation for Mr. Beatson’s services, and because GWB did not elect to accept our common stock as a portion of the compensation it receives for Mr. Beatson’s services, we agreed to pay GWB $550 per day until January 1, 2008 at which time the compensation was increased to $12,000 per month. We began paying the monthly cash compensation in December 2007. Upon completion of the first and second years of the GWB Consulting Agreement and provided it is not terminated in accordance with the terms thereof, we have agreed to pay GWB a bonus. The bonus will be paid with our common stock. The bonus will equal the amount of GWB’s annual cash compensation. Like the Applewood Consulting Agreement, upon the achievement of certain milestones related to the development of oil production on the Wardlaw field, GWB will also receive a warrant to purchase a total of 1,000,000 shares of our common stock. The warrant will have a term of five years and will vest as follows: (i) the right to purchase 250,000 shares of common stock at an exercise price of $2.00 per share will vest upon completion of a successful pilot; (ii) the right to purchase 250,000 shares of common stock at an exercise price of $2.00 per share will vest when the 30 day average for production reaches 1,000 boe/d; (iii) the right to purchase 250,000 shares of common stock at an exercise price of $2.50 per share will vest when the 30 day average for production reaches 2,000 boe/d; and (iv) the right to purchase 250,000 shares of common stock having an exercise price of $3.00 per share will vest when the 30 day average for production reaches 3,000 boe/d. The value of the warrant is $735,000. The value of the warrant was computed using the Black Scholes Option Pricing model using the following assumptions: market price of $1.65; strike price from $2.00 to $3.00; risk free rate between 3.49% and 3.05%; no dividend rate; an expected term of nine months to 25 months; and a volatility rate of 148.1% to 93.6%.

MEETINGS OF THE BOARD OF DIRECTORS

Our records show that the board of directors held six meetings during the 2007 fiscal year. In addition, action was taken by the board of directors by unanimous written consent in lieu of a meeting four times. Due to a change in management, we cannot state with certainty whether or not each director attended all of the meetings of the board during the fiscal year ended March 31, 2007.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The board of directors has not established a formal process for shareholders to send communications to its members. Any shareholder may send a communication to any member of the board of directors, in care of our address, Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206. We will forward any such communication to the board member. If the shareholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL SHAREHOLDERS’ MEETING

We do not currently have a policy with regard to attendance by the members of our board of directors at the annual meeting of our shareholders. A single member of the board of directors, Mr. Scott C. Wilson, attended the previous annual meeting of our shareholders, which was held on March 31, 2007.

REPORT ON COMMITTEES

The board of directors has one standing committee, its audit committee. The board of directors does not have a compensation committee or a nominating committee.

We are a controlled company and as such we are exempt from the requirements of Nasdaq Marketplace Rule 4350(c)(3), which requires independent directors to set the compensation for the executive officers, and 4350(c)(4), which requires independent directors to select director-nominees. During the 2007 fiscal year and until their termination in October 2007, no compensation was paid to our executive officers. The compensation to be paid to our current executive officers was negotiated by these officers with a representative of Blackwood Ventures LLC and was subsequently approved by the board of directors.

Information regarding the manner in which director-nominees are selected is included below, in the section titled “Director Nomination Process”.

Audit Committee. The audit committee is responsible for recommending to the board of directors the selection of independent public accountants to audit our books and records annually, to discuss with the independent auditors and internal auditors the scope and results of any audit, to review and approve any nonaudit services performed by our independent auditing firm, and to review certain related party transactions. The audit committee acts pursuant to a written charter adopted by the board of directors. The current members of the audit committee are Messrs. Franz A. Skryanz, Theodore D. Williams and Paul K. Hickey. The members of the audit committee during the 2007 fiscal year were Messrs. Thomas Kelly, Larry W. Wilton and Raoul J. Baxter. The audit committee met four times in the 2007 fiscal year. The members of the audit committee are independent as that term is defined in section (a)15 of Rule 4200 of the Nasdaq Marketplace Rules.

DIRECTOR NOMINATION PROCESS

Because we are a controlled company, we do not have a standing nominating committee. Nominees to our board of directors are selected by Blackwood Ventures LLC, our largest shareholder. Each nominee to our board of directors expressed a willingness to serve until the next annual meeting of our shareholders and, based on a review of their qualifications, were deemed to be suitable candidates for nomination.

Our board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders and, as a controlled company, the board of directors does not currently intend to adopt such a policy. While the board of directors may consider candidates recommended by shareholders, there is currently no requirement that it do so. To date, no shareholder other than Blackwood Ventures LLC has recommended a candidate for nomination to the board. We have not paid a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

We do not have specific minimum qualifications that must be met before a nominee to our board of directors may be considered. Instead, the members of the board look at the total qualifications presented by the candidate which may include, but not be limited to, business experience, experience in the oil and gas industry, an understanding of the accounting principles applicable to the oil and gas industry and generally accepted accounting principles, and education. A candidate for director must agree to abide by our Code of Business Conduct and Ethics.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently composed of three directors who are independent directors as defined under Nasdaq Rule 4200(a)(14). The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for our financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and the independent auditors the audited financial statements that were included in our Annual Report on Form 10-KSB for the year ended March 31, 2007.

The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the audit committee discussed with the independent auditors the auditors’ independence from the company and its management including the matters in the written disclosures provided to the audit committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on the foregoing, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-KSB for the 2007 fiscal year for filing with the Securities and Exchange Commission. The audit committee also recommended the selection of the company’s independent auditors for the fiscal year ending March 31, 2007.

Members of the Audit Committee (fiscal year ended March 31, 2007)

Thomas Kelly
Larry W. Wilton
Raoul J. Baxter

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the Securities and Exchange Commission.

Based upon a review of forms 3 and 4 and any amendments thereto furnished to us during the fiscal year ended March 31, 2007, management has determined that, during such fiscal year, no director, officer or 10% beneficial owner of our common stock failed to file on a timely basis with the Securities and Exchange Commission a report required report by Section 16(a).

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, any shareholder who intends to present a proposal at the annual meeting in the 2009 fiscal year must deliver the proposal to our principal executive office no later than the close of business on November 1, 2008.

Notice of intention to present a proposal at the 2009 annual meeting should be addressed to Corporate Secretary, United Heritage Corporation, Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206. We reserve the right to vote against, reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

TRANSACTION OF OTHER BUSINESS

Management does not know of any matters to be brought before the meeting other than those referred to in this proxy statement. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

PROXY

UNITED HERITAGE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on March 28, 2008

This proxy will be voted as specified by the shareholder. If no specification is made, all shares will be voted “FOR” the approval of the three proposals set forth in the proxy statement.

The shareholder(s) represented herein appoint(s) Joseph Langston Jr. and Paul D. Watson and each of them, proxies with the power of substitution to vote all shares of common stock entitled to be voted by said shareholder(s) at the annual meeting of the shareholders of United Heritage Corporation to be held at Suite 200, One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206, on March 28, 2008 at 10:00 a.m. local time, and in any adjournment or postponement thereof as specified in this proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS.

Joseph F. Langston Jr.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Paul D. Watson	FOR ☐	AGAINST ☐	ABSTAIN ☐
Franz A. Skryanz	FOR ☐	AGAINST ☐	ABSTAIN ☐
Theodore D. Williams	FOR ☐	AGAINST ☐	ABSTAIN ☐
Paul K. Hickey	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS FOR THE 2008 FISCAL YEAR.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please mark, date and sign your proxy card and mail it in the enclosed envelope as soon as possible.

In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

SignatureDate

SignatureDate

Note: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.